EX-99.28(h)(2)(g)

FORM OF AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT dated as of the [   ] day of [          ], 2012, to the Transfer Agent Servicing Agreement, dated August 27, 1999, as amended January 1, 2002, April 12, 2002, July 24, 2002, October 1, 2003, August 28, 2006, and January 29, 2010 (the “Agreement”), is entered into by and between JACOB FUNDS INC. f/k/a JACOB INTERNET FUND INC., a Maryland corporation (the “Company”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and USBFS desire to amend said Agreement; and

NOW THEREFORE, the Company and USBFS agree as follows:

Exhibit A is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

JACOB FUNDS INC.                                                                           U.S. BANCORP FUND SERVICES, LLC

By: _____________________                         By:_____________________________

Name:           Ryan Jacob                                     Name: ___________________________
Title:           Chairman                                           Title:   ___________________________

Exhibit A to the Transfer Agent Servicing Agreement – Jacob Funds Inc.

Fund Names

Name of Series Jacob Internet Fund Jacob Small Cap Growth Fund Jacob Wisdom Fund Jacob Micro Cap Growth Fund	Date Added August 27, 1999 January 29, 2010 January 29, 2010 [ ], 2012